FIRST AMENDMENT TO SOFTWARE
                      LICENSE, SUPPORT AND USAGE AGREEMENT

         This Agreement (the "Agreement") is entered into by and among PINNACLE PORTFOLIO SERVICES LLC ("Pinnacle"), BNI, INC. ("BNI") and NATIONAL AUTO FINANCE COMPANY INC. ("NAFI") as of the 15th day of December, 1997.

                                    RECITALS

         A. Reference is hereby made to that certain BNI, Inc. Software License, Support and Usage Agreement dated February 14, 1997 (the "BNI Agreement") by and between BNI and Pinnacle, whereby BNI granted to Pinnacle a nonexclusive and perpetual license and right to use the CLASS Licensed Program as set forth in such agreement. The parties acknowledge that NAFI has been granted a sublicense by Pinnacle to the software program(s) covered by the BNI Agreement (the "NAFI Sublicense") as contemplated by such BNI Agreement and that this letter agreement is being executed in connection with the BNI Agreement and the NAFI Sublicense. As used in this Agreement, all references to "NAFI" shall mean the collective reference to NAFI and its division, Auto Credit Clearinghouse or ACCH. Each capitalized term which is used but not defined in this Agreement shall have the meaning set forth in the BNI Agreement.

         B. The parties to the BNI Agreement contemplated that BNI would deliver the Licensed Program, written in Visual FoxPro 5.0 using Microsoft SQL Server
 6.5 Relational
Database as its database. However, BNI has proposed that BNI make two deliveries and two installations to NAFI, (1) the first delivery and installation is the CLASS Licensed Program written in Visual FoxPro 5.0 using Visual FoxPro 5.0 as its database and (2) the second delivery and installation is the CLASS Licensed Program written in Visual FoxPro 5.0 using Microsoft SQL Server 6.5 Relational Database as its database. Since the original BNI Agreement contemplated only the Visual FoxPro 5.0 using the SQL Server 6.5 Database, the parties desire to amend the BNI Agreement with respect to the two versions of the Licensed Program. In addition, the parties desire to make certain other amendments to the BNI Agreement as set forth herein.

         Now Therefore, in consideration of the mutual premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1.       Definitions.

         a. Licensed Program. As used in the BNI Agreement and this Agreement, the term "Licensed Program" shall mean the BNI C.L.A.S.S. computer program, which is the "Licensed Program" (as such term is defined in the BNI Agreement), as modified by the "Agreed Changes"

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(as such term is defined in the BNI Agreement, including the items set forth on
Exhibit A attached hereto) (I) utilizing FoxPro 5.0 as the graphic user interface programming language and (A) utilizing Visual FoxPro 5.0 as its database ("FoxPro 5.0 Language") or (B) utilizing Microsoft SQL Server 6.5 Relational Database as its database ("FoxPro/SQL Language") and (II) in each case, containing the following eight modules (each a "CLASS Module"): (i) System Administration, (ii) New Application Processing, (iii) Contract Processing, (iv) New Loan Bookings, (v) Loan Processing, (vi) Collections, (vii) Securitizations, and (viii) Portfolio Acquisition Bookings, plus (a) the programming interface between the Licensed Program (with BNI being entitled to charge separately for such programming as set forth in Paragraph 4.c.(iii)) and installed separately by NAFI) (the "SQL Financial Interface"). The Licensed Program, as written in the FoxPro 5.0 Language, shall be referred to as the "FoxPro 5.0 Program." The Licensed Program, as written in the Fox/SQL Language, shall be referred to as the "Fox/SQL Program."

         b. Agreed Changes and Project Schedule . BNI and NAFI have formulated a written agreed-upon description of the changes which will need to be made to BNI's existing CLASS program in order to implement the "Agreed Changes" as contemplated by Section 1 of the BNI Agreement. Attached hereto as Exhibit A is the "BNI MASTER SCHEDULE" (herein so called) which has been prepared by BNI and approved by NAFI and which sets forth a short form description of each "Agreed Change", the priority for the completion of such date (which priorities are set forth as Priority A, B or C, with Priority A being the first changes to be completed, etc.), scheduled start date by BNI and scheduled finish date by BNI for each such Agreed Change. In addition, the BNI Master Schedule also constitutes a project schedule prepared by BNI which sets the time schedule of BNI to perform BNI's obligations which are set forth in the BNI Agreement, as amended by this Agreement in accordance with the deadlines set forth in this Agreement. Any requested changes, amendments or time extensions to any portion of the BNI Master Schedule must be approved in writing by NAFI. To the extent a conflict exists between the terms of the BNI Master Schedule and this Agreement, the terms of this Agreement shall govern and control for all purposes.

         d. Implementation Plan. The parties agree that an IMPLEMENTATION PLAN (herein so called) will be prepared and agreed to in writing by BNI and NAFI which sets forth the implementation plan and training program with respect to the Licensed Program. To the extent a conflict exists between the terms of the Implementation Plan and this Agreement, the terms of this Agreement shall govern and control for all purposes.

         e. Out of Pocket Expenses. As used in the BNI Agreement and this Agreement, the term "OUT-OF-POCKET EXPENSES" (herein so called) shall mean travel expenses, room and board expenses and other reasonable expenses incurred by BNI from third parties in connection with the performance of the specific BNI's duty in question in accordance with the terms of the BNI Agreement, as amended hereby; provided however that BNI shall be required to obtain the prior written consent of NAFI for any out-of-pocket expense (other than travel and room and board

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expenses) in excess of $500 for any one item and provided further that BNI shall not retain or purchase services from a third party subcontracting, consulting, computer programming or other firm to be billed to NAFI as an "out-pocket expense" without the prior written consent of NAFI. "Out of pocket expenses" shall not include any per hour charge or cost incurred by BNI with respect to any employee, consultant or contractor providing services to BNI or NAFI. BNI shall bill NAFI, utilizing a detailed billing format, for any out-of-pocket expenses every two weeks for expenses incurred by BNI during the previous two week period.

         f. Acceptable Response Times. As used herein, the term "ACCEPTABLE RESPONSE TIME" shall mean a performance standard measured by a 3 to 5 seconds or better response time for each system action initiated by a user of the Licensed Program.

         2. BNI Duties, Response Time and Personnel - Completion of BNI Master Schedule Projects.

         a. BNI agrees that James D. Rustin shall devote substantially all of his business time with NAFI during all phases of BNI's obligations as described in Paragraphs 3, 4, 5, 6, 7 and 8 of this Agreement and BNI will cause James McAuliffe, Michael Schwaid, Rodney Langston and Fred McLean or their respective replacements if such individual(s) cease to be employed by BNI (each, a "BNI Team Member") for the CLASS Module related to such BNI Team Member to devote substantially all of their respective business time AS AND WHEN NEEDED DURING SUCH TIME PERIOD WITH RESPECT TO THE CLASS MODULE IN QUESTION in order to ensure a successful and complete performance of BNI's obligations under Paragraphs 3, 4, 5, 6, 7 and 8 of this Agreement. During the performance of BNI's obligations as set forth in Paragraphs 3, 4, 5, 6, 7 and 8 of this Agreement, BNI agrees to respond to any discrepancy in the Licensed Program within one hour of a NAFI personnel telephone call with respect to such discrepancy. In the event such discrepancy cannot be solved by BNI personnel from BNI's offices, then, BNI agrees to make the responsible BNI Team Member available at NAFI's offices in Jacksonville, at BNI's cost (except as otherwise set forth in Paragraphs 3, 4, 5, 6, 7 and 8 of this Agreement), in order to resolve such discrepancy as soon as practicable.

         b. BNI covenants and agrees to perform each of the projects set forth in the BNI Master Schedule in accordance with the time schedule and the other terms and provision of the BNI Master Schedule for each such project as set forth in such BNI Master Schedule.

         3. NAFI Project Manager. BNI acknowledges that NAFI has retained Dronen Consulting, Incorporated, d/b/a DC Systems Consulting (the "DCS") to act as NAFI's project manager with respect to the Licensed Program and the BNI Agreement. In no event shall DCS have any right or power to legally bind NAFI in any way whatsoever. BNI agrees to work with DCS as NAFI's project manager in connection with the services to be provided by BNI under the BNI Agreement, as amended hereby. NAFI shall be responsible for any breach by DCS of Section 2 of the BNI Agreement with respect to confidentiality. BNI agrees that DCS is a

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"Permitted Party" as defined in Section 2 of the BNI Agreement. BNI agrees to provide to NAFI weekly written status reports that reflect the work that has been accomplished by BNI for such week and any areas of concern, together with a reconciliation report by BNI of the progress of the work with the time schedule set forth in the BNI Project Schedule (such reports, the "WEEKLY BNI REPORTS") . BNI agrees to provide NAFI or DCS with sufficient information, reasonably acceptable to NAFI, in order that NAFI may verify the progress of BNI's work product on a weekly basis.

         4. Delivery and Installation of FoxPro 5.0.

         a. Conversion of World Omni Test Data for Testing of FoxPro 5.0 Program. On or before DECEMBER 22, 1997, BNI shall have completed the conversion test of the September 30th Month End NAFI data furnished by World Omni and shall have made any necessary changes or modifications to the FoxPro 5.0 Program in order that (i) the NAFI/World Omni data is fully integrated, (ii) the FoxPro 5.0 Program reports the same results in all categories and in all CLASS Modules as the results reported by World Omni for such data for the particular data which was received by BNI from World Omni and (iii) all of the features and functionalities of the FoxPro 5.0 Program are fully operational, with only minor or insignificant failures or defects, with respect to those features which are to be completed and incorporated into the Licensed Program as of December 22, 1997 as set forth in the BNI Master Schedule (such successful test, the "FoxPro
5.0 Data Conversion Tests"). Pursuant to Section 17(a) of the BNI Agreement, NAFI shall pay BNI $90.00 per hour per BNI employee, plus normal out-of-pocket expenses to convert all of the World Omni data. BNI shall bill NAFI, in a detailed billing report, every two weeks for such World Omni conversion hourly charges and expenses. Notwithstanding anything to the contrary in this Agreement or otherwise, BNI shall not be responsible for validating the World Omni data which is being converted by BNI.

         b. Installation of Five Modules. On or before DECEMBER 8, 1997, BNI shall deliver, install and configure on NAFI's hardware in Jacksonville, Florida the FoxPro 5.0 Program (other than the New Application Processing, Contract Processing, New Loan Bookings Module and Portfolio Acquisition Bookings Module). On or before DECEMBER 29, 1997, BNI shall deliver to NAFI accurate and complete user documentation manuals for each Module that is being delivered by BNI (such documentation, the "USER DOCUMENTATION MANUALS"). Notwithstanding anything to the contrary set forth in the BNI Agreement, NAFI shall reimburse BNI for the reasonable out-of-pocket expenses incurred by BNI in connection with the installation of the FoxPro 5.0 Program.

         c.       Installation of Other Modules.

         (i) On or before DECEMBER 22, 1997, BNI shall deliver, install and configure on NAFI's hardware in Jacksonville, Florida an evaluation version of the New Application Module, the Contract Module and the New Loan Bookings Module (collectively, the "ORIGINATIONS MODULES") of the FoxPro 5.0 Program.

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         (ii) On or before DECEMBER 29, 1997, BNI shall deliver, install and configure on NAFI's hardware in Jacksonville, Florida the Portfolio Acquisition Bookings Module.

         (iii) On or before JANUARY 8, 1998, BNI shall deliver, install and configure on NAFI's hardware in Jacksonville, Florida the final version of the Originations Modules of the FoxPro 5.0 Program plus the SQL Financial Interface with the converted World Omni data in accordance with Paragraph 5 of this Agreement. It is agreed that NAFI shall purchase the SQL Financial Software utilized in the SQL Financial Interface and that BNI shall be entitled to charge $90.00 per hour plus normal out-of-pocket expenses incurred in programming such SQL Financial Interface.

         (iv) After the FoxPro 5.0 Program is fully operational, BNI acknowledges that NAFI, at NAFI's sole cost, intends to install a copy of the Licensed Program in NAFI's offices in Boca Raton, Florida. The installation in NAFI's Boca Raton offices will include fully operational copies of all programs, databases and files being installed in the Jacksonville offices of NAFI, together with software or methodology that will synchronize data between the Jacksonville and Boca Raton offices of NAFI in order that the business operations of NAFI in Jacksonville and Boca Raton can be accomplished in a reasonable and timely manner in accordance with Acceptable Response Times.

         (v) In the event NAFI requests the assistance of BNI with the installation of the Licensed Program in NAFI's offices in Boca Raton, Florida, BNI shall be entitled to charge $90.00 per hour plus normal out-of-pocket expenses incurred with providing such assistance to NAFI. Contemporaneous with such delivery, BNI shall deliver to NAFI the User Documentation Manuals for each Module that is being delivered by BNI. Notwithstanding anything to the contrary set forth in the BNI Agreement, NAFI shall reimburse BNI for the reasonable out-of-pocket expenses incurred by BNI in connection with the installation of the FoxPro 5.0 Program.

         d. Delivery of FoxPro 5.0 Package. In connection with such installation set forth in Paragraph 4.b. and c. of this Agreement, BNI shall deliver to NAFI two complete copies of the FoxPro 5.0 Program, in a CD ROM format, together with copies of the latest source program code for the NAFI version of the Licensed Program, programming documentation and user documentation for each of eight CLASS Modules plus the SQL Financial Interface (collectively, the "FoxPro 5.0 Package"). Upon receipt of such two copies, NAFI shall deliver one copy of the FoxPro 5.0 Package to Pinnacle for its use pursuant to the BNI Agreement.

         5.       Prior to Implementation/Training Period - Testing of FoxPro
5.0 Program.


         a. Commencement of Initial 5 Working Day Time Period. After delivery, installation and configuration of the FoxPro 5.0 Program to NAFI, Section 17(b) of the BNI Agreement contemplates that the Licensed Program would be tested by NAFI for successive 5

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consecutive working day time periods before the commencement of the implementation/training period. The initial 5 consecutive working day time period described in Section 17(b) of the BNI Agreement shall not commence until the latest to occur of (1) the delivery, installation and configuration of the final version of all eight Modules of the FoxPro 5.0 Program (which incorporates each of the projects described in ID 24 through and including ID 158 in the BNI Master Schedule) and the User Documentation Manuals by BNI in NAFI's offices in Jacksonville, (2) the conversion by BNI of the World Omni data, with delivery to NAFI and downloaded with the Licensed Program, and (3) the notification by NAFI to BNI in writing that the converted World Omni data is in a format (and has been validated by NAFI) such that NAFI is able to utilize such converted data to test the FoxPro 5.0 Program. Notwithstanding anything to the contrary in this Agreement or otherwise, BNI shall not be responsible for validating the World Omni data which is being converted by BNI.

         b. Testing by NAFI - Cure by BNI. During such successive 5 consecutive working day time periods, NAFI intends to beta test and stress test the FoxPro
5.0 Program using actual NAFI/World Omni generated data of NAFI's open and closed accounts until NAFI determines that each of the CLASS Modules of the FoxPro 5.0 Program is effectively functional, without failure, in all respects, is running the day to day operations of NAFI servicing all of NAFI's open and closed accounts (both the existing loan portfolio covered by the previous securitizations and the new loans which are being daily funded by NAFI) and is meeting the Acceptable Response Times. BNI shall promptly correct any discrepancies of the FoxPro 5.0 Program that are discovered during such successive 5 consecutive working day testing process. During this time period, among other aspects of the testing process, NAFI intends to run "parallel servicing" tests of a portion of NAFI's open and closed accounts with the servicing then currently being conducted by World Omni of the NAFI data. Notwithstanding anything to the contrary set forth in the BNI Agreement, NAFI shall reimburse BNI for the reasonable out-of-pocket expenses incurred by BNI in connection with the testing of the FoxPro 5.0 Program.

         c. Corrections After Implementation/Training Period Commences. As contemplated by Section 17(b) of the BNI Agreement, after the completion of five consecutive working days without the occurrence of any discrepancies in the Licensed Program, then, the implementation/training period shall commence. After the commencement of the implementation/training period, in the event a discrepancy in the Licensed Program results solely from the improper use by NAFI personnel of the Licensed Program in a manner which does not conform to the User Documentation Manuals to be provided by BNI pursuant to Section 4.b and c. of this Agreement, then, BNI shall be entitled to charge NAFI $90.00 per hour plus normal out-of-pocket expenses in connection with BNI's work in correcting such discrepancy or error. NAFI shall not be required to pay for BNI's time to cure a discrepancy if such discrepancy constitutes (1) a BNI programming error, (2) a BNI internal system design error or (3) some other type of discrepancy which is not solely caused by the Improper Use (hereinafter defined) by NAFI personnel of the Licensed Program. As used herein, the term "IMPROPER USE" shall mean the tampering or modification by NAFI of software programming data or program source

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codes which, in each case, are not intended to be accessed or modified by NAFI as set forth in the system documentation for the Licensed Program to be delivered by BNI.

         d. Training by BNI. Notwithstanding the terms of Section 17(c) of the BNI Agreement, in the event BNI trains any NAFI employees using the User Documentation Manuals with respect to the use of the Licensed Program after the installation of the Licensed Program in NAFI's offices in Jacksonville, Florida and in Boca Raton, Florida and prior to the commencement of the implementation/training period, then, BNI shall be entitled to charge NAFI a fee of $90.00 per hour per BNI employee for each hour of training conducted by BNI plus normal out-of-pocket expenses. Following the commencement of the implementation/training period, BNI will train NAFI's employees in NAFI's offices in Boca Raton and in Jacksonville with respect to the use of the Licensed Program pursuant to the terms of the Implementation Plan and shall deliver the User Documentation for the Licensed Program as contemplated by
Section 17(c) of the BNI Agreement.

         e. Delivery of Corrected FoxPro 5.0 Package. At the completion of such successive 5 consecutive working day time periods, BNI shall deliver to NAFI two complete copies, in a CD ROM format, of the then current version of the FoxPro
5.0 Package, including, any changes and modifications to the latest source program code for the NAFI version of such program following such testing. Upon receipt of such copies, NAFI shall forward one copy to Pinnacle for its use pursuant to the BNI Agreement.

         6. World Omni Conversion Using FoxPro 5.0 Program.

         a. Election for BNI to Convert World Omni Data. As contemplated by
Section 17 of the BNI Agreement, Pinnacle and NAFI have timely notified BNI that NAFI has elected to accomplish the conversion from the World Omni servicing system. BNI agrees that such conversion from the World Omni servicing system shall be included in the determination of the "Production Environment Date" (as such term is used in the BNI Agreement) with respect to the Fox/SQL Program.

         b. World Omni Data Conversion. BNI shall complete the entire World Omni data conversions of the September 30th Month End NAFI data on or before DECEMBER 22, 1997 as contemplated by Paragraph 4.a.. NAFI reserves the right to conduct, with the assistance of BNI, a complete "dry run" test conversion of all of the World Omni data (utilizing in such test the data designated by NAFI at such time) using the Licensed Program on or before FEBRUARY 5, 1998 (provided that BNI shall be entitled to charge NAFI $90.00 per hour plus normal out-of-pocket expenses in connection with BNI's work in such test conversion). Following the commencement of the implementation/training period, BNI will work with NAFI personnel to finally complete the conversion of all of NAFI's open and closed accounts which are currently being serviced by World Omni to the FoxPro 5.0 Program, which conversion and complete "cut over" from World

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Omni to NAFI will be finally completed on or before MARCH 1, 1998 (the date that such conversion is finally completed, the "World Omni Cut Over Date"). As contemplated by Section 17(a) of the BNI Agreement, BNI shall charge NAFI $90.00 per hour plus normal out-of-pocket expenses incurred by BNI in connection with the conversion of the World Omni data.

         7. Delivery and Testing of Fox/SQL Program.

         a. Performance Response Time Standard of Fox/SQL Program. BNI acknowledges that the manner by which the FoxPro 5.0 Program is converted into the Fox/SQL Program will affect the ability of BNI and NAFI to achieve the performance and response time expectations from the Licensed Program and to economically make changes, enhancements and alterations to the Licensed Program from time to time in the future. Accordingly, BNI represents and warrants to Pinnacle and NAFI that the Fox/SQL Program, when completed by BNI and delivered, installed and configured in accordance with the time schedules set forth in this Agreement, shall satisfy the Acceptable Response Times. BNI agrees to permit NAFI and NAFI's project manager to participate in, and review, the Fox/SQL conversion project at BNI's offices during BNI's business hours as such project progresses.

         b. Delivery and Testing of Fox/SQL Program. At BNI's sole cost and expense, (except for the payment by NAFI of the license fee pursuant to Section 17(a) of the BNI Agreement), BNI covenants to modify the entire FoxPro 5.0 Program (including all eight CLASS Modules plus the SQL Financial Interface) into the Fox/SQL Language and to deliver, install and configure on NAFI's hardware in Jacksonville, Florida such converted and rewritten Fox/SQL Program on or before JULY 31, 1998. In connection with such installation, BNI shall also install and configure on NAFI's hardware the Microsoft SQL Server 6.5 Relational Database (which database shall be purchased by NAFI at its sole cost and expense) to the extent such software program is not resident with, or included in, the delivery and installation of the Fox/SQL Program.

         c. Testing by NAFI of Fox/SQL Program - Cure by BNI. After delivery, installation and configuration of the Fox/SQL Program to NAFI's offices in Jacksonville, NAFI shall test the Fox/SQL Program and BNI shall perform BNI's obligations with respect to the Fox/SQL Program in the same manner and pursuant to the same time periods as set forth in Paragraph 5 a., b., c., d. and e of this Agreement with respect to the FoxPro 5.0 Program. The parties contemplate that such testing for the Fox/SQL Program will occur between AUGUST 1, 1998 AND AUGUST 31, 1998 and that any necessary changes to the Fox/SQL Program as contemplated in Paragraph 5.c. (for the Fox/SQL Program) will be completed on or before AUGUST 31, 1998.

         d. Conversion of Fox Pro 5.0 Data to Fox/SQL Data for Testing of Fox/SQL Program. At BNI's sole cost and expense (except for the payment by NAFI of the license fee pursuant to Section 17(a) of the BNI Agreement and except for the reimbursement by NAFI of normal out of pocket expenses incurred by BNI), BNI covenants to convert and load into NAFI's database all of NAFI's data which will then be residing in the FoxPro 5.0 database after the World Omni Cut Over Date into the Microsoft SQL Server 6.5 Relational Database on or before

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SEPTEMBER 1, 1998 for the purpose of testing the Fox/SQL Program prior to the conversion of all of the NAFI data from the Fox Pro 5.0 Program to the Fox/SQL Program. NAFI reserves the right to conduct, with the assistance of BNI, a complete "dry run" test conversion of all of the NAFI data from using the Fox Pro 5.0 Licensed Program to using the Fox/SQL Program on or before SEPTEMBER 1, 1998 (provided that BNI shall be entitled to charge NAFI $90.00 per hour plus normal out-of-pocket expenses in connection with BNI's work in such test conversion).

         e. Delivery of Fox/SQL Package. In connection with such installation, BNI shall deliver to NAFI two complete copies of the Fox/SQL Program, in a CD ROM format, together with copies of the latest source program code for the NAFI version of the Licensed Program, programming documentation and user documentation for each of the CLASS Modules (collectively, the "Fox/SQL Package"). Upon receipt of such two copies, NAFI shall deliver one copy of the Fox/SQL Package to Pinnacle for its use pursuant to the BNI Agreement. At the completion of such testing, BNI shall deliver to NAFI two complete copies, in a CD ROM format, of the then current version of Fox/SQL Package, including, any changes and modifications to the latest source program code for the NAFI version of such program following such testing. Upon receipt of such copies, NAFI shall forward one copy to Pinnacle for its use pursuant to the BNI Agreement.

         8. NAFI Conversion From Using FoxPro 5.0 Program to Using Fox/SQL Program. Following the completion of the testing of the Fox/SQL Program contemplated by Paragraph 7 of this Agreement, BNI will work with NAFI personnel to convert all of NAFI's open and closed accounts which will then be serviced by NAFI using the FoxPro 5.0 Program to the Fox/SQL Program, which conversion and complete "cut over" from FoxPro 5.0 Program to Fox/SQL Program will be finally completed on or before SEPTEMBER 1, 1998 (the "Fox/SQL Cut Over Date"). The "Production Environment Date" shall not occur until after the occurrence of the Fox/SQL Cut Over Date.

         9. Customer Satisfaction Guarantee/Obligations of BNI. All references to the "Production Environment Date" in the BNI Agreement, as amended hereby, shall constitute a reference to the Fox/SQL Program (and not to the FoxPro 5.0 Program), provided however that the parties agree that the "Production Environment Date" for the Fox/SQL Program shall be determined based upon the same needs and product design designated by NAFI for the FoxPro 5.0 Program in December of 1997, except that NAFI's portfolio will contain a greater number of open and closed accounts when the Fox/SQL Program is operational. Each of the representations, warranties and covenants of BNI which are set forth in the BNI Agreement with respect to the Licensed Program shall apply, with equal dignity in all respects, to the FoxPro 5.0 Program and the Fox/SQL Program and each reference in the BNI Agreement and the NAFI SubLicense to the "Licensed Program" shall constitute a collective reference to the FoxPro 5.0 Program and the Fox/SQL Program.

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         10.      License Fee - BNI  Master Schedule.

         a. License Fee and Amount Remaining Unpaid. The original license fee under the BNI Agreement was $750,000. BNI acknowledges receipt from NAFI under the BNI Agreement and the NAFI Sublicense of the sum of $440,000 as partial payment of such license fee. As of the date hereof, $310,000 of the license fee as set forth in Section 17 of the BNI Agreement remains unpaid by Pinnacle and NAFI. The parties acknowledge that, pursuant to the terms of the BNI Agreement, no additional payments of the license fee are payable to BNI prior to the delivery and installation of the Fox/SQL Program by BNI. However, as an accommodation to BNI, NAFI is willing to advance certain funds to BNI on a periodic basis in payment of the unpaid license fee prior to the delivery and installation of the Fox/SQL Program subject to the terms and conditions of this Paragraph 10.

         b. Payments by NAFI. Upon the execution and delivery by BNI, Pinnacle and NAFI of this Agreement, NAFI shall advance to BNI the sum of $125,000, as a partial payment of the unpaid license fee. Commencing on Friday, JANUARY 2, 1998, NAFI shall pay to BNI the sum of $12,500 via wire transfer as a partial payment of the unpaid license fee. Provided that NAFI determines, in NAFI's sole and absolute discretion, that (1) BNI is performing BNI's obligations under this Agreement for the prior calendar week through and including the payment date in question in accordance with the terms and time schedule set forth in this Agreement, the Implementation Plan, the BNI Master Schedule, and the Weekly BNI Reports and (2) BNI is devoting the time and resources necessary to perform BNI's obligations under this Agreement, then, NAFI shall pay to BNI via wire transfer as a partial advance of the unpaid license fee in the amount of $12,500 on each of FRIDAY thereafter until $250,000 shall have been paid to BNI by NAFI and applied against the unpaid license fee. In no event shall NAFI be obligated to make any payments to BNI of the unpaid license fee in the event NAFI determines, in NAFI's sole and absolute discretion, that the conditions to each advance have not been satisfied by BNI. No payment by NAFI to BNI shall constitute a waiver or release of any duty, responsibility or breach by BNI under the BNI Agreement, as amended hereby.

         c. Payment of $60,000. The final $60,000 of the unpaid license fee shall be paid by NAFI to BNI on the date that the Production Environment Date occurs with respect to the Fox/SQL Program. After such Production Environment Date, NAFI and Pinnacle shall return to BNI their respective CD ROM copies of the Fox Pro 5.0 Program which were received from BNI.

         11. Successors and Assigns/Counterparts. The terms, provisions, covenants and conditions hereof shall be binding upon the successors and assigns of each party hereto and shall inure to the benefit of each party and their respective successors and assigns. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document.

         12. Time is of the Essence. Time is of the essence in the performance of the obligations of the parties under the BNI Agreement, as amended by this Agreement.

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


         13. Modification. This Agreement may only be modified by a written instrument or instruments executed by the party against which enforcement of the modification is asserted. Any alleged modification which is not so documented shall not be effective as to any party.

         14. Governing Law. The terms and provisions of this Agreement shall be governed by the laws of the State of Florida (without regard to the conflict of laws rules of such State) and to applicable federal law.

         15. Entire Agreement. The BNI Agreement, as amended by this Agreement, and the NAFI SubLicense constitute the entire understanding and agreement between the parties hereto with respect to the transactions referenced herein and supersede all prior written or oral understandings and agreements between the parties hereto with respect thereto. Each party hereto hereby acknowledges that, except as incorporated in writing in the BNI Agreement, as amended by this Agreement, or in the NAFI SubLicense, there are not, and were not, and no persons are or were authorized by such party to make, any representations, understandings, stipulations, agreements or promises, oral or written, with respect to the transaction which is the subject of this Agreement. The terms and provisions of the BNI Agreement shall continue in full force and effect except as amended by this Agreement. To the extent a conflict exists between the BNI Agreement and this Agreement, then, the terms and provisions of this Agreement shall control such conflict for all purposes. Each reference to the BNI Agreement in the NAFI SubLicense shall hereinafter mean the BNI Agreement, as amended by this Agreement.

                             SIGNATURES ON NEXT PAGE


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

         EXECUTED AND AGREED as of the date first above written.


                                          PINNACLE PROCESSING SERVICES LLC

                                          By:
                                                Robert W. Barron, Member

                                          BNI, Inc.

                                          By:
                                                James D. Rustin, President


                                          NATIONAL AUTO FINANCE COMPANY INC.

                                          By:
                                          Name:
                                          Title:



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